Exhibit 99.2

                                                                                                For Information
                                                                                                Brent A. Collins
                                                                                                303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY PROVIDES 2008 PRODUCTION AND FINANCIAL GUIDANCE

DENVER, January 31, 2008– St. Mary Land & Exploration Company (NYSE: SM) announces today production and financial guidance for 2008.

Tony Best, President and CEO, commented, “St. Mary enters 2008 with a drilling program that provides solid economic growth for the Company and stays within our anticipated cash flows.  Excess free cash flow provides us with the flexibility to add to our drilling inventory, repurchase shares, or pay down bank borrowings.  Our primary focus continues to be growing value for our shareholders.”

2008 Guidance

The Company’s guidance for the first quarter and the full year of 2008 is as follows:

	1st Quarter	Year
Oil and gas production	27.0 – 28.0 Bcfe	107.0 – 111.0 Bcfe
Lease operating expenses	$1.43 - $1.47/Mcfe	$1.40 - $1.45/Mcfe
Production taxes	$0.65 - $0.69/Mcfe	$0.65 - $0.70/Mcfe
General and administrative expense	$0.77 - $0.81/Mcfe	$0.76 - $0.81/Mcfe
Depreciation, depletion & amort.	$2.30 - $2.35/Mcfe	$2.42 - $2.48/Mcfe

Production– The first quarter of 2008 will be approximately 800,000 MCFE lower than the fourth quarter of 2007 as a result of the divestiture of non-strategic properties which closed earlier today.  Production associated with these properties in 2007 was approximately 5 BCFE.

The Company’s announced $626 million capital investment program for 2008 is weighted toward the second half of the year.  As a result of this and the impact of the divestiture, production volumes in the second quarter of 2008 are anticipated to dip slightly and then ramp up through the remainder of the year.  On a pro forma basis, the Company’s production is expected to grow six percent at the mid-point of the annual guidance.  There are no presumed production volumes from potential acquisitions included in the guidance above.

General and administrative expense – This year will see a noticeable increase in general and administrative expense on a per MCFE basis as a result of previously disclosed changes to the Company’s incentive compensation program.  Beginning in 2008, the Company’s restricted stock unit program and the Net Profits Interest Bonus Plan (“Net Profits Plan”) are being replaced with a new market-based Performance Share Plan (“PSP”).  The targeted total fair value of overall compensation from the new program is intended to be similar to the programs it is replacing, with the timing of expense recognition accelerated on a relative basis going forward.  The expense recognition for incentive awards under the PSP will be recorded as non-cash stock based compensation expense over a planned three year performance period.  Under the previous incentive compensation program, the actual amounts recorded to general and administrative and exploration expense from the Net Profits Plan were recognized in general and administrative and exploration expense over a much longer period of time.    For 2008, non-cash stock compensation is anticipated to be roughly twice the amount recorded in 2007.

In a separate press announcement released today, the Company described a change occurring in 2007 in the accounting classification related to general and administrative expense that has the impact of increasing general and administrative expense and lowering exploration expense by identical amounts.  There is no net impact to the income statement.  The guidance above includes the impact of this classification methodology.

Income Taxes– St. Mary expects its income tax rate to be approximately 37 percent with virtually no cash taxes payable for 2008.

Hedging Update– The Company has not added to its hedge position since its last quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2007.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.